Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 9 Entin Road Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp. Kenneth A. Corby Executive Vice President, Chief Financial Officer (972) 884-2302	Or:	Investor Relations: Laura Boorn Investor Relations Manager (972) 884-2302

Tuesday, February 17, 2004

FOR IMMEDIATE RELEASE

EMERSON RADIO ANNOUNCES 2004 THIRD QUARTER FINANCIAL RESULTS

License Revenues Increase
Share Repurchase Program Continues
Term Debt Retired Ahead of Schedule

** Earnings per share are $.10 compared to $.12 over prior year same period **

PARSIPPANY, NJ, February 17, 2004 – Emerson Radio Corp. (AMEX:MSN) today reported consolidated financial results for the third quarter ended December 31, 2003 of fiscal 2004.

Consolidated Results:

Emerson reported that its consolidated revenues for the third quarter decreased 11.8% to $76.4 million from $86.6 million in the comparable period last fiscal year primarily associated with its consumer electronics segment. In addition, the current quarter was impacted by non-cash expenses associated with a charge of $487,000 resulting from the issuance of warrants compared to $19,000 for the same year ago period. Operating income was $907,000 as compared to $4.4 million in the same year ago period. After recognizing a $3.2 million gain as a result of the discontinuance and related sale of certain sporting goods segment operations, Emerson earned net income of $2.8 million or $.10 per diluted share for the current period quarter compared to net income of $3.3 million or $.12 per diluted share for the same year ago period.

For the nine months of fiscal 2004, consolidated revenues were $209.4 million compared to $276.5 million for the same period of the previous year. Year-to-date, consolidated net income was $3.1 million or $.11 per diluted share for fiscal 2004 as compared to $6.3 million or $.22 per diluted share last year.

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Emerson Radio News Release February 17, 2004	Page 2

Consumer Electronics:

Third quarter revenues for Emerson’s consumer electronics segment were $61.6 million as compared to $71.4 million in the same year ago period. The decline was primarily the result of Emerson repositioning its themed product portfolio through the continued introduction of Nickelodeon licensed character products and discontinuance of NASCAR, Mary Kate and Ashley and Hello Kitty characters. Sales of Emerson branded products remained relatively unchanged while licensing revenues from existing license arrangements climbed to $2.9 million from $1.5 million in the same year ago three months ended December 31. Gross profit margins were 15.6% compared to 16.5% in the same year ago period and SG&A expenses for the third quarter in absolute dollars increased to $4.3 million from $4.1 million in the comparable period of the prior year.

Third quarter net income for the consumer electronics segment was $2.5 million as compared to $4.5 million in the same period of the previous year. The current year third quarter results include increased stock based non-cash charges associated with the issuance of warrants to purchase common stock of approximately $487,000 as compared to $19,000 included one year earlier.

Licensing revenues increased, thus surpassing last year’s levels both in the current three month period and on a year-to-date basis. As such, current quarter licensing revenues rose 93% to $2.9 million from $1.5 million while year-to-date licensing revenues increased 8% to $8.1 million from $7.5 million for the first nine months of fiscal 2003.

Geoffrey P. Jurick, Chairman & Chief Executive Officer of Emerson Radio, stated, “We are pleased that Emerson performed ahead of our expectations for this quarter. In particular, sales of Emerson’s core products and strength in licensing revenues rounded out the quarter. We continue to be very upbeat concerning the early performance and growth potential of our newer themed product offerings. The December quarter and year to date results did not benefit fully from sales of themed products because of late season product launches under our Nickelodeon license agreement, “

Sporting Goods:

During the December 2003 quarter, SSG substantially restructured its operations by discontinuing or selling certain of its team dealer operations and selling ATEC. The discontinuance and related sales of these operations resulted in a $3.2 million gain on discontinued operations for the quarter ended December 2003 and a year-to-date gain of approximately $3.0 million.

Third quarter revenues in the sporting goods segment, traditionally the weakest period, were $14.7 million compared to $15.1 million in the same period of the prior year. Additionally, gross margins decreased to 25.5% from 25.9% in the same period of last year due to competitive pressures and increased costs associated with freight and import expenses. SG&A expenses in absolute dollars increased slightly to $6.2 million from $6.1 million due to increased legal and marketing fees. Net income increased substantially to $581,000 from a loss of $2.4 million in the same period a year ago. The increase in net income was due to a gain realized from the sale of Athletic Training Equipment Company, Inc., SSG’s wholly owned subsidiary (“ATEC”).

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Emerson Radio News Release February 17, 2004	Page 3

On a year-to-date basis, revenues increased to $59.7 million from $58.7 million for the same prior year period and gross margins were 26.8% as compared to 28.4% respectively. SG&A expenses declined to $18.2 million from $18.9 million primarily associated with reductions in payroll and selling expenses. For the year-to-date nine-month period, net income of $406,000 was earned as compared to a loss of $9.6 million. The prior year-to-date period reflects a one-time, $7.4 million non-cash charge from the cumulative effect of accounting change associated with implementing Financial Accounting Standards Board Statement 142 (Accounting for Goodwill and Other Intangible Assets).

Mr. Jurick commented, “During the third quarter, SSG continued to operate in an intensely competitive environment brought about by various economic constraints. We are pleased to have sold ATEC as well as the various team dealer locations whose restructuring efforts were critical in improving SSG’s balance sheet strength in addition to allowing us to more directly focus on its core business. Additionally, our Internet sales volume continued to expand with more revenues being generated via on-line ordering.”

Closing:

Kenneth A Corby, Emerson’s Executive Vice President and Chief Financial Officer stated, “The December quarter proved beneficial in a number of key financial initiatives. We retired ahead of schedule, Emerson’s term debt with its senior secured lender. Continued strong cash flow and liquidity afforded us the opportunity to extinguish this debt on December 31, 2003 rather than originally scheduled on June, 2005. Additionally, utilizing proceeds from the sale of the sporting good’s segment ATEC division, we reduced outstanding borrowings by an additional $10.5 million. Furthermore, we expanded our trade banking arrangements in our foreign operations to provide $87.5 million in potential borrowing power. This as we look to further enhance and expand operations in Europe and certain countries of Asia.”

Commenting further, Mr. Corby stated, “Emerson also continued to engage in its previously announced share repurchase program. Open market share repurchases during the quarter totaled 596,525 shares bringing the number repurchased to date under the current program to 785,325 shares. We continue to evaluate future purchases and have available to us the ability under our existing program to repurchase an additional 1.2 million shares.”

Mr. Corby concluded, “These various initiatives further strengthened Emerson’s consolidated balance sheet. Debt with senior secured lenders was reduced 68% to $9.3 million at December 31, 2003 from $29.5 million at March 31, 2003. Consolidated working capital needs, accounts receivable performance as measured by dales sales outstanding and inventory performance as measured by turnover, are in line with our expectations. At the same time, shareholder equity continued to improve as earnings outpaced share repurchases in the current fiscal year.”

Mr. Jurick concluded, “Looking towards the fourth quarter of fiscal 2004, we are currently experiencing strong product demand developing late in the March quarter. Accordingly, we believe consolidated fourth quarter revenues should improve by approximately 5% on a year over year basis.”

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Emerson Radio News Release February 17, 2004	Page 4

This press release other than the historical information, consists of “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) which are identified by the use of words such as “believes”, “expects”, “projects”, and similar expressions. While these statements reflect the Company’s current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. These risks and uncertainties are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, 10-Q and 8-K.

EMERSON RADIO CORP., founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions, and other video products, microwave ovens, clocks, radios, audio and home theater products. Its 53.2% owned subsidiary, Sport Supply Group, Inc. (OTC:SSPY) is a direct marketer of sports-related equipment and leisure products to the institutional market, including schools, colleges, universities, government agencies, military facilities, athletic clubs, athletic teams and dealers, youth sports leagues and recreational organizations. Emerson’s web site is www.emersonradio.com.

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Emerson Radio News Release February 17, 2004	Page 5

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months		Nine Months
	Ended		Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002
Net revenues	$76,345	$86,553	$209,389	$276,488
Costs and expenses:
Cost of sales	62,992	70,832	171,381	222,224
Other operating costs and expenses	1,414	1,058	3,963	3,251
Selling, general and administrative expenses	10,545	10,226	30,571	32,696
Stock based costs	487	19	511	31

	75,438	82,135	206,426	258,202

Operating income	907	4,418	2,963	18,286
Interest expense, net	(322)	(405)	(1,144)	(1,977)
Minority interest in net Income (loss) of consolidated subsidiary	(272)	1,104	(190)	996

Income before income taxes, discontinued operations and cumulative effect of change in accounting principle	313	5,117	1,629	17,305
Provision for income taxes	653	1,931	1,628	5,999

Income (loss) from continuing operations	(340)	3,186	1	11,306
Income from discontinued operations, net of of tax	3,153	92	3,048	584
Cumulative effect of change in accounting Principle	—	—	—	(5,546)

Net income	$2,813	$3,278	$3,049	$6,344

Basic net income per share:
Income (loss) from continuing operations	$(0.01)	$0.12	$—	$0.41
Discontinued operations	0.11	—	0.11	0.02
Cumulative effect of change in accounting principle	—	—	—	(0.20)

	$0.10	$0.12	$0.11	$0.23

Diluted net income per share:
Income (loss) from continuing operations	$(0.01)	$0.12	$—	$0.39
Discontinued operations	0.11	—	0.11	0.02
Cumulative effect of change in accounting principle	—	—	—	(0.19)

	$0.10	$0.12	$0.11	$0.22

Weighted average shares outstanding
Basic	27,189	27,134	27,388	27,837
Diluted	27,189	28,274	28,259	28,678

Emerson Radio News Release February 17, 2004	Page 6

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED SUMMARY BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2003	2003
Cash and cash equivalents	$6,940	$11,413
Accounts receivable	28,106	27,547
Inventory	37,920	45,177
Other current assets	11,849	13,632

Total current assets	84,815	97,769
Property and equipment	8,239	9,823
Other assets	22,248	26,970

Total assets	$115,302	$134,562

Current liabilities	$37,007	$48,668
Long-term borrowings	9,383	18,079
Minority interest	16,772	16,578
Stockholders’ equity	52,140	51,237

Total liabilities and equity	$115,302	$134,562